EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


The following is a wholly-owned subsidiary of Registrant:

NAME                                               JURISDICTION OF INCORPORATION
----                                               -----------------------------

Florida Fountain of Youth Spas, Inc.                          Florida

Interplanner.com, Inc.                                        Florida

Starting Point.com, Inc.                                      Florida